Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ACQUIRES HOTEL INDIGO

SAN DIEGO GASLAMP QUARTER

ANNAPOLIS, MD, June 20, 2011 – Chesapeake Lodging Trust (NYSE: CHSP) announced today that it has acquired the 210-room Hotel Indigo San Diego Gaslamp Quarter located in San Diego, California for a purchase price of $55.5 million, or approximately $264,000 per key, from InterContinental Hotels Group (LON: IHG, NYSE: IHG (ADRs)). The Company funded the acquisition with a borrowing under its revolving credit facility. The Company entered into a long-term management agreement with IHG to continue operating the hotel under the Hotel Indigo flag.

James L. Francis, Chesapeake’s Chief Executive Officer, stated, “The Hotel Indigo San Diego Gaslamp Quarter, recently built in 2009 as a showcase asset for IHG and its Hotel Indigo brand, is an exciting hotel for us as we enter the San Diego market. The hotel will continue to benefit from the growing strength of the locally inspired Hotel Indigo brand, the management expertise and track record of IHG, and the recovery of the San Diego lodging market.”

The Hotel Indigo San Diego Gaslamp Quarter, located at 509 9th Avenue, is a full-service, upscale boutique property and the city’s first LEED-certified hotel. The hotel features well-appointed modern guestrooms and suites, approximately 1,500 square feet of meeting space, a business center, a fitness center, a parking garage and two food and beverage outlets. Table 509 Bar and Kitchen specializes in menu selections with locally grown produce and the freshest ingredients, while Level 9 Rooftop Bar offers outstanding views of San Diego and center field of PETCO Park, home of the San Diego Padres. The 12-story building is located in the heart of the historic Gaslamp Quarter, just one block from PETCO Park and a short walk to the San Diego Convention Center. The hotel’s strategic location in downtown San Diego makes it easily

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

accessible to numerous attractions, including the San Diego Zoo, Seaport Village, Coronado Island, Balboa Park and many outstanding beaches.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns eight hotel properties with an aggregate of 2,402 rooms in four states. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.

ABOUT IHG

InterContinental Hotels Group (IHG) [LON:IHG, NYSE:IHG (ADRs)] is a global company operating seven well-known hotel brands including InterContinental® Hotels & Resorts, Hotel Indigo®, Crowne Plaza® Hotels & Resorts, Holiday Inn® Hotels and Resorts, Holiday Inn Express®, Staybridge Suites® and Candlewood Suites® . IHG also manages Priority Club® Rewards, the world’s first and largest hotel loyalty programme with 58 million members worldwide.

IHG is the world’s largest hotel group by number of rooms and IHG franchises, leases, manages or owns, through various subsidiaries, a portfolio of over 4,400 hotels and more than 652,000 guest rooms in 100 countries and territories around the world. IHG has more than 1,200 hotels in its development pipeline and expects to recruit around 160,000 people worldwide over the next few years.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

InterContinental Hotels Group PLC is the Group’s holding company and is incorporated in Great Britain and registered in England and Wales. IHG offers information and online reservations for all its hotel brands at http://www.ihg.com and information for the Priority Club Rewards programme at www.priorityclub.com. For our latest news visit www.ihg.com/media, Twitter www.twitter.com/ihgplc or YouTube http://www.youtube.com/ihgplc.